EXHIBIT 99.1

MONARCH CASINO & RESORT REPORTS FOURTH QUARTER 2019 RECORD NET REVENUE OF $62.1 MILLION, NET INCOME OF $6.2 MILLION AND ADJUSTED EBITDA OF $14.1 MILLION

RENO, Nev., March 11, 2020 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2019, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Increase	2019	2018	Increase
			(Decrease)			(Decrease)
Net revenue	$62,080	$59,779	3.8%	$249,166	$240,315	3.7%

Adjusted EBITDA(1)	14,142	13,435	5.3%	61,687	60,586	1.8%

Net income (2)	$6,196	$7,259	(14.6%)	$31,816	$34,098	(6.7%)

Basic EPS	$0.34	$0.40	(15.0%)	$1.77	$1.91	(7.3%)
Diluted EPS(2)	$0.33	$0.39	(15.4%)	$1.70	$1.83	(7.1%)

(1)	Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.
(2)	The pre-opening expenses, and construction litigation and acquisition-opportunity-related professional services fees, incurred in the 2019 fourth quarter and fiscal year, had a $1.4 million and $3.1 million, respectively, negative effect on Net income, and a $0.07 and $0.17, respectively, negative effect on Diluted EPS.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “2019 was an active and productive year for Monarch as we made significant progress toward completing construction in Black Hawk, thus setting the foundation for an exciting 2020 and beyond. We generated net revenue and EBITDA growth in both Reno and Black Hawk. In Black Hawk, we focused on preserving the player experience by effectively managing construction disruption.

“Net revenue for the 2019 fourth quarter grew 3.8% over the prior year and adjusted EBITDA increased 5.3% year-over-year as a result of our disciplined operating strategies. Net income for the quarter declined 14.6% and was impacted by Monarch Black Hawk pre-opening expenses, and professional services fees related to construction litigation and due diligence for an acquisition opportunity, which we ultimately decided not to pursue.

“Reno remains a very healthy locals-oriented market. While many companies attract headlines for driving job growth in Reno, the market’s employment growth is broad-based across several industries, and we expect this positive indicator will support the continued strength of our business at Atlantis. At the same time, the tight employment environment, with the local unemployment rate below the national average, has created labor challenges, including wage inflation, which we continue to actively manage. We expect this to be a recurring trend for the market and Atlantis in the years ahead, but we remain confident that our operating strategies will allow Atlantis to grow revenue and profit as our market share continues to expand.

“In Colorado, we continue to grow revenue and adjusted EBITDA as we minimize the impact of ongoing construction. Hiring for key positions and training the new employees to ensure that we provide industry-leading service from the opening day of our expanded resort operation is naturally driving higher labor and related expenses. Despite the ongoing construction disruption, our Black Hawk team continues to drive increased market share. Furthermore, we were the first casino operator to receive our Master Sports Betting license from the state of Colorado on February 20, 2020, and we expect to debut our in-person sports book, as well as our Monarch-branded mobile sports app, on May 1, 2020, the first day sports betting will become legal in Colorado.

“With respect to COVID-19, Monarch’s first quarter results had not been impacted through early March though this has changed over the past several days. At this time, our priorities are the health and safety of both our guests and team members and we have taken prudent precautions throughout our facilities and work spaces. We continue to monitor the situation and are prepared to quickly make operational changes should they be required.

“As we begin to welcome guests to the new Monarch Casino Resort Spa Black Hawk, we believe they will find our expanded property to be the premier casino resort destination in Colorado. We now expect gross leverage to peak at approximately 3.5x, and we plan to de-lever rapidly once cash flow increases and spending on the project tails off. We remain in an enviable position with a strong balance sheet and healthy cash flow which we expect will allow us to evaluate and pursue a range of new business opportunities while managing through turbulence in the broader economy.”

Summary of 2019 Fourth Quarter Operating Results
For the 2019 fourth quarter, consolidated net revenue of $62.1 million increased 3.8% from $59.8 million in the prior year. Casino, food and beverage, and hotel revenues increased 2.5%, 1.6%, and 16.9% year-over-year, respectively. The increase in casino revenue was driven by an increase in gaming volume, partially offset by an increase in promotional allowances, recognized at the standalone selling price and recorded as casino contra revenue. The increase in food and beverage revenue was due to an increase in covers and an increase in average check. The hotel revenue increase was driven by an increase in complimentary revenue.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2019 were $18.5 million compared to $17.7 million in the prior-year period, driven primarily by an increase in labor expenses, due to hiring in preparation for the opening of the Monarch Casino Black Hawk expansion, and an increase in employee acquisition and retention expenses as a result of our competitive labor markets. As a percentage of net revenue, SG&A expense increased to 29.8% compared to 29.6% in the prior year period. Casino operating expense as a percentage of casino revenue increased to 35.7% during the fourth quarter of 2019 from 34.5% in the prior-year period primarily as a result of an increase in labor expense and promotional expenses. Food and beverage operating expense as a percentage of food and beverage revenue increased to 78.1% during the fourth quarter of 2019 from 76.7% in the prior year period primarily as a result of an increase in labor expense, partially offset by an improvement in cost of sales. Hotel operating expense as a percentage of hotel revenue decreased to 38.7% in the fourth quarter of 2019 compared to 46.4% in the same period a year ago, primarily as a result of the increase in complimentary revenue during the quarter.

The Company generated consolidated adjusted EBITDA of $14.1 million in the fourth quarter of 2019, an increase of $0.7 million, or 5.3%, over the same period a year ago.  Net income for the fourth quarter of 2019 decreased 14.6% and diluted EPS declined 15.4%. The decline in net income and diluted EPS in the quarter is primarily a result of pre-opening expenses, as well as professional services fees for construction litigation relating to our Black Hawk property and due diligence on an acquisition opportunity. These expenses, collectively, had a $1.4 million impact on Net income and a $0.07 impact on Diluted EPS. The acquisition opportunity expenses have been discontinued and there are no other opportunities being pursued at this time.

Monarch Black Hawk Expansion
Summarized below is an update on the Company’s ongoing upgrade and expansion of Monarch Casino Black Hawk:

$ in millions	Budget Cost	Total Spent Through December 31, 2019	Left to Spend	Estimated Completion Date
I. Existing Facility
Monarch Casino Black Hawk (1)	$76	$76	-	Completed
Existing Facility Upgrade (2)(3)	$34 - $36	$32	$2 - $4	Exterior 2Q20 Interior 4Q20
Total Existing Facility	$110 - $112	$108	$2- $4

II. Expansion
Acquired Land Parcels	$10	$10	-	Completed
Parking Structure	$38 - $41	$41	-	Completed
Hotel Tower & Casino (3)	$264 - $269	$246	$18 - $23	2Q20
Other	$8 - $10	$10	-
Total Expansion	$320 - $330	$307	$18 - $23
Total Cost	$430 - $442	$415	$20 - $27

(1) The Company paid $76.0 million cash or $69.2 million net of acquired working capital and NOLs when it acquired Monarch Casino Black Hawk (formerly Riviera Black Hawk Casino) in 2012.
(2) Includes upgrades to the interior, which were completed in August 2015, additional work to tie the two buildings together, completed in the fourth quarter of 2019, demolition of the original garage, and upgrades to the exterior of the existing facility to match the design of the master planned expansion.
(3) The Company anticipates funding the hotel tower and casino expansion, as well as the existing facility exterior upgrades, from a combination of operating cash flow and the amended and restated credit facility (the “Amended Credit Facility”).

Monarch is currently wrapping up construction of its all-new Monarch Casino Resort Spa Black Hawk and working with the general contractor and the City of Black Hawk to secure a temporary certificate of occupancy for floors one through five in the building’s podium as well as some floors in the hotel tower. The Company expects to begin its soft opening of these portions of the resort in the second quarter of 2020 with additional hotel tower floors to follow over the course of the quarter. Monarch expects to announce the grand opening date for the hotel and casino tower project by the end of the second quarter.

Following the podium opening, the Company will begin work on converting the existing buffet to a specialty restaurant, and adding a poker room and a sports lounge in the existing facility. Monarch expects this work to be completed in the fourth quarter of 2020.

Credit Facility and Liquidity
Capital expenditures of $24.3 million in the fourth quarter of 2019 include construction costs related to the Monarch Casino Black Hawk expansion as well as ongoing capital maintenance spending at the Company’s properties. Capital expenditures during the quarter were funded from the Company’s operating cash flows as well as borrowings against Monarch’s Amended Credit Facility. The amount of borrowings outstanding on Monarch’s $250.0 million Amended Credit Facility as of December 31, 2019 was $196.3 million. At December 31, 2019, the $250 million Amended Credit Facility was converted to a $200 million term loan and a $50 million line of credit. Prior to the conversion, the Company drew the available balance up to $200 million and deposited $27.5 million in an interest-bearing money market fund to be used for the remaining construction spending and payment of retainage for the Monarch Black Hawk Expansion.

The Company capitalized $1.6 million of interest expense in the fourth quarter of 2019 and $0.9 million of interest expense in the fourth quarter of 2018.

Monarch continues to believe that its operating cash flows, cash in its interest-bearing money market fund, and the $50.0 million available under its Amended Credit Facility will be sufficient to fund all remaining costs related to both the completion of the Monarch Casino Resort Spa Black Hawk Expansion and the Company’s ongoing capital expenditures for the Atlantis in Reno.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects, future operations and anticipated financial results (including pre-opening expenses, cash flow, liquidity and leverage) with respect to Atlantis Casino Resort Spa and Monarch Casino Black Hawk and the markets in their respective regions; (ii) our plans, costs, financing, and additional expenses and revenue opportunities as a result of project and budget modifications, construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk (including the soft opening and announcement of the grand opening of the expanded property as well as the launch of a new retail sports book and mobile sports wagering app); and (iii) our expectations regarding our future position in, and share of, the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our Monarch Casino Black Hawk general contractor, including, as previously reported, the initiation of litigation against us by such contractor;
  our filing of affirmative defenses and extensive counterclaims against the Monarch Casino Black Hawk contractor in the above-mentioned litigation;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  disruptions in our operations and loss of revenue due to the coronavirus outbreak in Wuhan, China;
  access to available and reasonable financing on a timely basis;
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  our ability to effectively manage expenses to optimize its margins and operating results;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  the effects of labor shortages on our market position, growth and financial results;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Black Hawk expansion will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale year-around spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:
David Farahi
Chief Operating Officer
775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Casino	$32,029	$31,253	$128,010	$125,844
Food and beverage	18,552	18,261	72,578	71,212
Hotel	8,030	6,870	35,222	30,497
Other	3,469	3,395	13,356	12,762
Net revenues	62,080	59,779	249,166	240,315

Operating expenses
Casino	11,428	10,784	45,259	43,791
Food and beverage	14,482	14,012	57,367	54,002
Hotel	3,109	3,189	13,123	13,059
Other	1,630	1,525	6,543	6,206
Selling, general and administrative	18,469	17,672	69,312	65,802
Depreciation and amortization	3,891	3,536	14,875	14,617
Other operating items, net	1,373	-	3,112	12
Total operating expenses	54,382	50,718	209,591	197,489
Income from operations	7,698	9,061	39,575	42,826

Other income (expenses)
Interest income (expense), net of amounts capitalized	1	-	1	(177)
Total other expense	1	-	1	(177)

Income before income taxes	7,699	9,061	39,576	42,649
Provision for income taxes	(1,503)	(1,802)	(7,760)	(8,551)
Net income	$6,196	$7,259	$31,816	$34,098

Earnings per share of common stock
Net income
Basic	$0.34	$0.40	$1.77	$1.91
Diluted	$0.33	$0.39	$1.70	$1.83

Weighted average number of common shares and potential common shares outstanding
Basic	18,107	17,904	18,025	17,846
Diluted	18,741	18,566	18,684	18,574

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	December 31, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$60,539	$30,462
Receivables, net	5,458	6,740
Income taxes receivable	185	279
Inventories	6,735	3,692
Prepaid expenses	6,238	5,508
Total current assets	79,155	46,681
Property and equipment
Land	30,769	30,034
Land improvements	7,842	7,645
Buildings	193,235	193,235
Buildings improvements	31,986	25,995
Furniture and equipment	152,461	139,772
Construction in progress	285,789	180,518
Right of use assets	15,574	-
Leasehold improvements	3,848	3,782
	721,504	580,981
Less accumulated depreciation and amortization	(220,021)	(206,657)
Net property and equipment	501,483	374,324
Other assets
Goodwill	25,111	25,111
Intangible assets, net	1,538	2,704
Deferred income taxes	2,683	4,027
Other assets, net	908	2,280
Total other assets	30,240	34,122
Total assets	$610,878	$455,127
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$20,000	$-
Accounts payable	17,037	11,182
Construction accounts payable	7,528	17,152
Accrued expenses	34,109	31,111
Short-term lease liability	791	-
Total current liabilities	79,465	59,445
Long-term lease liability	14,797	-
Long-term debt, net	175,415	94,500
Total liabilities	269,677	153,945
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	$191	$191
19,096,300 shares issued; 18,141,383 outstanding at December 31, 2019;
17,919,021 outstanding at December 31, 2018
Additional paid-in capital	35,215	30,111
Treasury stock, 954,917 shares at December 31, 2019; 1,177,279 shares at	(12,777)	(15,876)
December 31, 2018
Retained earnings	318,572	286,756
Total stockholders' equity	341,201	301,182
Total liabilities and stockholders' equity	$610,878	$455,127

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
 (In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA (1)	$14,142	$13,435	$61,687	$60,586
Expenses:
Stock based compensation	(1,180)	(838)	(4,125)	(3,131)
Depreciation and amortization	(3,891)	(3,536)	(14,875)	(14,617)
Interest expense, net of amount capitalized	1	-	1	(177)
Loss on disposition of assets	-	-	-	(12)
Provision for income taxes	(1,503)	(1,802)	(7,760)	(8,551)
Pre-opening expenses (2)	(937)	-	(2,514)	-
Construction litigation expenses (2)	(151)	-	(313)	-
Acquisition opportunity expenses (2)	(285)	-	(285)	-
Net income	$6,196	$7,259	$31,816	$34,098

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the “Other operating items, net” in the Consolidated Statement of Income.